October 8, 2015

Dear Stockholders:

The Board of Directors of Wilson Bank Holding Company would like to share with you certain preliminary financial information for the first nine months of 2015.

The Company’s total assets as of September 30, 2015 were $1.959 billion representing an increase of $86 million since January 1, 2015. The Company’s earnings for the first nine months of 2015 were a record $17.9 million, up $3.2 million, or 22%, from the first nine months of 2014.

Most recently, on its 2015 scorecard, Bank Director Magazine ranked Wilson Bank & Trust as one of the top performing banks in the country, placing our bank as #15 among banks with assets of one to five billion. The publication’s rankings are scored by profitability, capital adequacy and asset quality. Two other industry sources each ranked Wilson Bank & Trust sixth among the top banks in the state. Banks Street Partners’ number six rating is based on net interest margin, non-interest income, overhead, asset quality and return on average equity. Financial Management Consulting Group, which also rated WB&T at number six in Tennessee, uses an evaluation that incorporates similar criteria plus efficiency and return on assets in its overall ratings. Once again, we received the highest “Five-Star” rating from Bauer Financial, Inc. based on June, 2015 financial data.

Our new Cookeville office is on schedule to open Sunday, January 3, 2016 and we continue to have great growth in that new market. We expect to begin construction on our new Highway 96 office in Murfreesboro in the next few weeks.

Our “28th Annual Oktoberfest” at our Main Office in Lebanon will take place on October 17th and 18th as we also celebrate the 25th Anniversary of our Solid Gold Club.

As we continue to keep up with the changing needs of our customers, we will be changing our debit cards to MasterCard with the new EMV chip for your security. Our new MasterCard debit card will include many new benefits including extended warranty, price protection and identity protection. These cards will be mailed in the next two months. We encourage you to always initiate your transactions as credits and also to never give your financial information to anyone as there are currently numerous scams being attempted.

We have commenced a new TV ad campaign as we promote being “Middle Tennessee’s Community Bank”. The latest price at which the Company’s common stock has been sold was $49.55 per share.

In closing, we deeply thank you for investing in Wilson Bank Holding Company and for your continual support.

Sincerely,

WILSON BANK HOLDING COMPANY

Randall Clemons, President/CEO         Jerry Franklin, Chairman